Subject to Completion Preliminary Term Sheet dated January 14, 2022
Filed Pursuant to Rule 433
Registration Statement No. 333-259205
(To Prospectus dated September 14, 2021,
Prospectus Supplement dated September 14, 2021
and Product Supplement EQUITY INDICES LIRN-1
dated November 9, 2021)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	January , 2022 February , 2022 January , 2026
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Capped Notes Linked to a Global Equity Index Basket
■       Maturity of approximately four years
■       1.5-to-1 upside exposure to increases in the Basket, subject to a capped return of [50.00% to 54.00%]
■       The Basket will be comprised of the S&P 500® Index, the Russell 2000® Index, the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average, the Swiss Market Index, the S&P/ASX 200 Index, and the FTSE® China 50 Index. The S&P 500® Index will be given an initial weight of 55.00%, the Russell 2000® Index will be given an initial weight of 15.00%, the EURO STOXX 50® Index will be given an initial weight of 12.00%, each of the FTSE® 100 Index and the Nikkei Stock Average will be given an initial weight of 6.00%, each of the Swiss Market Index and the S&P/ASX 200 Index will be given an initial weight of 2.25% and the FTSE® China 50 Index will be given an initial weight of 1.50%
■       1-to-1 downside exposure to decreases in the Basket, with up to 100.00% of your principal at risk
■       All payments occur at maturity and are subject to the credit risk of Royal Bank of Canada
■       No periodic interest payments
■        In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
■        Limited secondary market liquidity, with no exchange listing
■        The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and page PS-7 of product supplement EQUITY INDICES LIRN-1.
The initial estimated value of the notes as of the pricing date is expected to be between $8.96 and $9.46 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.25	$
Proceeds, before expenses, to RBC	$9.75	$
(1)
For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.20 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
January    , 2022

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
Summary
The Capped Notes Linked to a Global Equity Index Basket, due January  , 2026 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC.  The notes are not bail-inable notes (as defined in the prospectus supplement). The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the Global Equity Index Basket described below (the “Basket”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.
The Basket will be comprised of the S&P 500® Index, the Russell 2000® Index, the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average, the Swiss Market Index, the S&P/ASX 200 Index, and the FTSE® China 50 Index (each a “Basket Component”). On the pricing date, the S&P 500® Index will be given an initial weight of 55.00%, the Russell 2000® Index will be given an initial weight of 15.00%, the EURO STOXX 50® Index will be given an initial weight of 12.00%, each of the FTSE® 100 Index and the Nikkei Stock Average will be given an initial weight of 6.00%, each of the Swiss Market Index and the S&P/ASX 200 Index will be given an initial weight of 2.25% and the FTSE® China 50 Index will be given an initial weight of 1.50%.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes.  The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes
Issuer:	Royal Bank of Canada (“RBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately four years
Market Measure:
A global equity index basket comprised of the S&P 500® Index (Bloomberg symbol: “SPX”), The Russell 2000® Index (Bloomberg Symbol: “RTY”), the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average (Bloomberg symbol: “NKY”), the Swiss Market Index (Bloomberg symbol: “SMI”), the S&P/ASX 200 Index (Bloomberg symbol: “AS51”) and the FTSE® China 50 Index (Bloomberg symbol: “XIN0I”). Each Basket Component is a price return index.

Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:
The average of the values of the Basket on each calculation day occurring during the Maturity Valuation Period (as defined below). The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-19 of product supplement EQUITY INDICES LIRN-1.

Threshold Value:	100.00% of the Starting Value.
Participation Rate:	150.00%
Capped Value:	[$15.00 to $15.40] per unit, which represents a return of [50.00% to 54.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.25 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” below.
Calculation Agent:	BofA Securities, Inc. (“BofAS”).
Redemption Amount Determination
On the maturity date, you will receive a cash payment per unit determined as follows:

Capped Notes	TS-2

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The terms and risks of the notes are contained in this term sheet and in the following:
◾	Product supplement EQUITY INDICES LIRN-1 dated November 9, 2021: https://www.sec.gov/Archives/edgar/data/0001000275/000114036121037165/brhc10030468_424b5.htm
◾	Series I MTN prospectus supplement dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
◾	Prospectus dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.
Investor Considerations
You may wish to consider an investment in the notes if:
◾	You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.
◾	You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to the Ending Value.
◾	You accept that the return on the notes will be capped.
◾	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
◾	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.
◾
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our  actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

◾	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
◾
You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

◾	You seek principal repayment or preservation of capital.
◾	You seek an uncapped return on your investment.
◾	You seek interest payments or other current income on your investment.
◾	You want to receive dividends or other distributions paid on the stocks included in the Basket Components.
◾	You seek an investment for which there will be a liquid secondary market.
◾	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Notes	TS-3

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
Hypothetical Payout Profile and Examples of Payments at Maturity
The graph below is based on hypothetical numbers and values.

Capped Notes
This graph reflects the returns on the notes, based on the Participation Rate of 150%, the Threshold Value of 100% of the Starting Value and a hypothetical Capped Value of $15.20 (the midpoint of the Capped Value range of [$15.00 to $15.40]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 100, the Participation Rate of 150%, a hypothetical Capped Value of $15.20 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Capped Value, Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent hypothetical historical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Capped Notes	TS-4

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)(2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.30	3.00%
105.00	5.00%	$10.75	7.50%
110.00	10.00%	$11.50	15.00%
120.00	20.00%	$13.00	30.00%
130.00	30.00%	$14.50	45.00%
134.67	34.67%	$15.20(3)	52.00%
140.00	40.00%	$15.20	52.00%
150.00	50.00%	$15.20	52.00%
160.00	60.00%	$15.20	52.00%
(1)	This is the Threshold Value.
(2)	The Starting Value will be set to 100.00 on the pricing date.
(3)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Capped Notes	TS-5

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	100.00
Ending Value:	80.00
Redemption Amount per unit

Example 2
The Ending Value is 120.00, or 120.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	120.00
= $13.00 Redemption Amount per unit

Example 3
The Ending Value is 140.00, or 140.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	140.00
= $16.00, however, because the Redemption Amount for the notes cannot exceed the hypothetical Capped Value, the Redemption Amount will be $15.20 per unit

Capped Notes	TS-6

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY INDICES LIRN-1, page S-2 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
◾	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

◾	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.
Valuation- and Market-related Risks
◾
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

◾
The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Basket, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

◾
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and changes in market conditions.

◾
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
◾
Our business, hedging and trading activities, and those of BofAS, MLPF&S and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, BofAS, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

◾	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
◾
Changes in the level of one Basket Component may be offset by changes in the level of the other Basket Components. Due to the different Initial Component Weights, changes in the level of some Basket Components will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Components.

◾	The index sponsors may adjust each Basket Component in a way that affects its level, and the index sponsors have no obligation to consider your interests.
◾
You will have no rights of a holder of the securities represented by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

◾
While we, BofAS, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Basket Components, except to the extent that the common stock of Bank of America Corporation (the parent company of BofAS and MLPF&S) is included in the SPX, we, BofAS, MLPF&S and our respective affiliates do not control any company included in the Basket Components, and have not verified any disclosure made by any other company.

Capped Notes	TS-7

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
◾
Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar, which you would have received if you had owned the securities represented by the Basket Components during the term of your notes, although the levels of the Basket Components may be adversely affected by general exchange rate movements in the market.

Tax-related Risks
◾
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” on page PS-28 of product supplement EQUITY INDICES LIRN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Tax Consequences—Canadian Taxation” in the prospectus dated September 14, 2021.

Additional Risk Factors
The notes are subject to risks associated with small-size capitalization companies.
The stocks composing the Russell 2000® Index are issued by companies with small-size market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.
Other Terms of the Notes
Market Measure Business Day
The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES LIRN-1.

A “Market Measure Business Day” means a day on which:

(A)
each of the New York Stock Exchange and The Nasdaq Stock Market (as to the S&P 500® Index and the Russell 2000® Index), the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), the SIX Swiss Exchange (as to the Swiss Market Index), the Australian Stock Exchange (as to the S&P/ASX 200 Index), and the Stock Exchange of Hong Kong (as to the FTSE® China 50 Index) (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Basket Components or any successors thereto are calculated and published.

Capped Notes	TS-8

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The Basket
The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled Description of LIRNS—Basket Market Measures” beginning on page PS-21 of product supplement EQUITY INDICES LIRN-1.
If January 7, 2022 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
S&P 500® Index	SPX	55.00%	4,677.03	0.01175960	55.00
Russell 2000® Index	RTY	15.00%	2,179.810	0.00688133	15.00
EURO STOXX 50® Index	SX5E	12.00%	4,305.83	0.00278692	12.00
FTSE® 100 Index	UKX	6.00%	7,485.28	0.00080157	6.00
Nikkei Stock Average	NKY	6.00%	28,478.56	0.00021068	6.00
Swiss Market Index	SMI	2.25%	12,797.94	0.00017581	2.25
S&P/ASX 200 Index	AS51	2.25%	7,453.347	0.00030188	2.25
FTSE® China 50 Index	XIN0I	1.50%	16,414.26	0.00009138	1.50
				Starting Value	100.00

(1)
The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of LIRNS—Basket Market Measures—Determination of the Component Ratio for Each Basket Component “ beginning on page PS-21 of product supplement EQUITY INDICES LIRN-1.

(2)	These were the closing levels of the Basket Components on January 7, 2022.
(3)
Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on January 7, 2022 and rounded to eight decimal places.

The calculation agent will calculate the Ending Value of the Basket by summing the products of the closing level for each Basket Component on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described beginning on page PS-23 of product supplement EQUITY INDICES LIRN-1 in the section “Description of LIRNS—Basket Market Measures—Ending Value of the Basket.”

Capped Notes	TS-9

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical daily historical performance of the Basket from January 1, 2012 through January 7, 2022.  The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components determined as of December 31, 2011, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

Capped Notes	TS-10

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The Basket Components
All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of S&P Dow Jones Indices LLC (“S&P”), a division of S&P Global, with respect to the S&P 500® Index and S&P/ASX 200 Index (the “SPX” and the “AS51”, respectively), STOXX Limited (“STOXX”) with respect to the EURO STOXX 50® Index (the “SX5E”), FTSE International Limited (“FTSE”) with respect to the Russell 2000® Index, the FTSE® 100 Index and the FTSE® China 50 Index (the “RTY”, the “UKX” and the “XIN0I”, respectively), Nikkei Inc. (“Nikkei”) with respect to the Nikkei Stock Average Index (the “NKY”), and SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “SIX Exchange”), with respect to the Swiss Market Index (the “SMI”) (S&P, STOXX, FTSE, Nikkei, SIX Exchange together, the “index sponsors”).  The index sponsors have no obligation to continue to publish, and may discontinue or suspend the publication of any Basket Component at any time. The consequences of any index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of LIRNS—Discontinuance of an Index” in product supplement EQUITY INDICES LIRN-1.  None of us, the calculation agent, MLPF&S, or BofAS accepts any responsibility for the calculation, maintenance, or publication of any Basket Component or any successor index.
The S&P 500® Index
The SPX is intended to provide an indication of the pattern of price movements among large-cap U.S. equity securities. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX sponsor calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While the SPX sponsor currently employs the following methodology to calculate the SPX, no assurance can be given that the SPX sponsor will not modify or change this methodology in a manner that may affect the Redemption Amount.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the SPX sponsor began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. The SPX sponsor’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  Available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the SPX sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the SPX sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the SPX sponsor Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of

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Capped Notes Linked to a Global Equity Index Basket, due January , 2026
this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s shares outstanding and IWF due to its acquisition of another public company are made as soon as reasonably possible. At the discretion of the SPX sponsor, de minimis merger and acquisition share changes are accumulated and implemented with the quarterly share rebalancing.
All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December.
Changes in a company’s total shares outstanding of 5.00% or more due to public offerings are made as soon as reasonably possible. Other changes of 5.00% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5.00% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

Capped Notes	TS-12

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The following graph shows the daily historical performance of the SPX in the period from January 1, 2012 through January 7, 2022.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On January 7, 2022, the closing level of the SPX was 4,677.03.
Historical Performance of the S&P 500® Index
This historical data on the SPX is not necessarily indicative of the future performance of the SPX or what the value of the notes may be. Any historical upward or downward trend in the level of the SPX during any period set forth above is not an indication that the level of the SPX is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the SPX.
License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.
The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the SPX.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX.  It is possible that this trading activity will affect the value of the notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH

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Capped Notes Linked to a Global Equity Index Basket, due January , 2026
RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Russell 2000® Index
Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.
As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the notes.
“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by us. The notes are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the notes.
Selection of Stocks Underlying the Index
All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary location of the company’s revenue for the comparison and assigns the company to the appropriate country in a similar fashion. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country in which its headquarters are located, unless the country is a Benefit Driven Incorporation “BDI” country. If the country in which its headquarters is located is a BDI, it will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N-shares” issued by companies controlled by individuals or entities in Mainland China are not eligible for inclusion.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the “rank day” in May of each year (timetable is announced each spring) to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. FTSE Russell adds initial public offerings (IPOs) each quarter to ensure that new additions to the institutional investing opportunity set are reflected in representative indexes. A stock added during the quarterly IPO process is considered a new index addition, and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the eligibility period in order to qualify for index inclusion. If an existing index member does not trade on the rank day, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.

Capped Notes	TS-14

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Capped Notes	TS-15

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The following graph shows the daily historical performance of the RTY in the period from January 1, 2012 through January 7, 2022.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On January 7, 2022, the closing level of the RTY was 2,179.810.
Historical Performance of the Russell 2000®
This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the notes may be. Any historical upward or downward trend in the level of the RTY during any period set forth above is not an indication that the level of the RTY is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the RTY.
License Agreement
We have entered into a non-exclusive license agreement with FTSE Russell providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by FTSE Russell (including the RTY) in connection with certain securities, including the notes. The license agreement provides that the following language must be stated in this term sheet:
The notes are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to us or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the notes.
FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Capped Notes	TS-16

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The EURO STOXX 50® Index
The SX5E was created by STOXX, which is currently owned by Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial SX5E level of 1,000 at December 31, 1991.
Composition and Maintenance
The SX5E is composed of 50 component stocks of market sector leaders from within the 20 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.
The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September.  Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.
Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the SX5E value can be expressed as follows:
Index =	Free float market capitalization of the index
Adjusted base date market capitalization of the index
The “free float market capitalization of the SX5E” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

Capped Notes	TS-17

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The following graph shows the daily historical performance of the SX5E in the period from January 1, 2012 through January 7, 2022. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On January 7, 2022, the closing level of the SX5E was 4,305.83.
Historical Performance of the EURO STOXX 50® Index
This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the SX5E.

License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the notes offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.  STOXX does not:
•	sponsor, endorse, sell, or promote the notes;
•	recommend that any person invest in the notes offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the notes;
•	have any responsibility or liability for the administration, management, or marketing of the notes; or
•	consider the needs of the notes or the holders of the notes in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the notes.  Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

Capped Notes	TS-18

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the notes or any other third parties.

Capped Notes	TS-19

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The FTSE® 100 Index

The FTSE® 100 Index (Bloomberg ticker “UKX Index”) is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The UKX was developed with a base level of 1,000 as of December 30, 1983. It is calculated, published and disseminated by FTSE International Limited (“FTSE”), a company owned by the London Stock Exchange Plc (the “Exchange”). Additional information on the UKX is available from the following website: ftserussell.com/. Information on that website is not included or incorporated by reference in this document. FTSE is under no obligation to continue to publish the UKX and may discontinue publication of the UKX at any time.

The UKX is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. FTSE divides the 100 companies included in the UKX into 20 sectors: Automobiles & Parts, Banks, Basic Resources, Chemicals, Construction & Materials, Consumer Products & Services, Energy, Financial Services, Food, Beverages & Tobacco, Health Care, Industrial Goods & Services, Insurance, Media, Personal Care, Drug & Grocery Stores, Real Estate, Retailers, Technology, Telecommunications, Travel & Leisure and Utilities.

Index Composition and Selection Criteria

The UKX consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for price and liquidity. The UKX is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month. The FTSE Russell Europe, Middle East & Africa Regional Advisory Committee (the “Committee”), meets quarterly to approve the constituents of the index. These meetings are held on the Wednesday before the first Friday in March, June, September and December. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e., effective Monday), following the expiration of the ICE Futures Europe futures and options contracts.

Eligibility Standards

Only “premium listed” equity shares, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, are eligible for inclusion in the UKX. Eligible stocks must pass price and liquidity screens before being included in the index. Additionally, a stock generally must have a minimum free float (as described below) of 25% if the issuing company is U.K. incorporated and greater than 50% if it is non-U.K. incorporated.

Price Screen — With regard to the price screen, the Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the UKX, a stock must have a full listing on the London Stock Exchange with a Sterling-denominated price on SETS (SETS is the London Stock Exchange’s trading service for U.K. blue chip securities).

Liquidity Screen — With regard to liquidity, each eligible stock is tested for liquidity annually in June by calculating its median daily trading per month. When calculating the median of daily trades per month of any security, a minimum of five trading days in each month must exist, otherwise the month is excluded from the test. Liquidity is tested from the first business day in May of the previous year to the last business day of April in the current year. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day. Any period of suspension is not included in the test. The liquidity test is applied on a pro-rata basis where the testing period is less than 12 months. A stock not presently included in the UKX that does not turnover at least 0.025% of its shares in issue (after application of any investability weightings) based on its median daily trade per month in at least ten of the 12 months prior to the annual index review in June will not be eligible for inclusion until the next annual review. An existing constituent failing to trade at least 0.015% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for at least eight of the 12 months prior to the annual index review will be removed from the UKX and will not be eligible for inclusion until the next annual review. New issues will become eligible for inclusion in the index at the quarterly review following their issuance provided that they have a minimum trading record of at least 20 trading days prior to the review date and that they have turned over at least 0.025% of their shares in issue (after the application of any investability weightings) based on their median daily trade per month since listing.

In addition, in order to be included in the UKX, a company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of this index that who do not meet this requirement will have until the September 2022 review to meet the requirement; otherwise they will be removed from the UKX.

Market Capitalization Ranking — Eligible stocks that pass the price and liquidity screens are ranked by the Committee according to their market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded. Only listed equity shares of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of listed equity, secondary lines will be included in the calculation of the market capitalization of the company based on the market price of that secondary line. The Committee will add a stock to the FTSE® 100 Index at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. Market capitalization rankings are calculated using data as of the close of business on the day before the review.

Capped Notes	TS-20

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
100 Constituent Limitation — The UKX always contains 100 constituents. If a greater number of companies qualify to be inserted in the index than qualify to be removed, the lowest ranking constituents of the index will be removed so that the total number of stocks remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies of the FTSE All-Share Index that are then not included in the UKX will be inserted to match the number of companies being removed, in order to maintain the total at 100.

Index Calculation
The UKX is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing a larger percentage of the index) will have a greater effect on the level of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).
The value of the UKX is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, (ii) the number of shares issued for each such component and (iii) a free float factor for each such component (described more fully below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the index on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the index.

As noted above, a free float factor is applied to each index component. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each constituent to determine the value of the UKX. Investable market capitalization is full market capitalization adjust for free float restrictions and foreign ownership limits. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-in clause (for the duration of that clause, after which free float changes resulting from the expiration of a lock-in clause will be implemented at the next quarterly review subject to the lock-in expiry date occurring on or prior to the share and free float change information cut-off date, which is typically the Friday five weeks prior to effective date); shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted.
The UKX is recalculated whenever errors or distortions occur that are deemed to be significant. Users of the UKX are notified through appropriate media.

Index Maintenance
The UKX is reviewed quarterly for changes in free float. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. Adjustments due to mergers and acquisitions are applied to the index after the action is determined to be final, typically after the close of the last trade date of the target company, with provision of appropriate notice. Following the application of an initial free float restriction, a stock’s free float will only be changed if its rounded free float moves more than three percentage points above or below the existing rounded free float. Companies with a free float of 15% or below will not be subject to the three percentage points threshold and will be updated if the change is greater than one percentage point.

Where a UKX company is scheduled to be deleted after the periodic review changes have been announced but before they have been implemented, the highest ranking constituent of the FTSE All-Share Index (which is not currently a member of the UKX) is selected as the replacement company. However, if that replacement company is already scheduled to be added as part of the index review then the next highest-ranking company is selected as the replacement. (The FTSE All-Share Index is designed represent 98% of the full market capitalisation of all companies which qualify as eligible for inclusion in the FTSE UK Index Series.)
Where a company being deleted is already due to be replaced in the UKX as part of the periodic review, it will be replaced by the largest company previously announced as a review addition to the index. In other words, the review addition will be brought forward and implemented concurrent with the intra-quarter deletion.

If a constituent company is split to form two or more companies, then the resulting companies will be eligible for inclusion as UKX constituents, based on their respective full market capitalizations (before the application of any investability weightings), provided that they qualify in all other respects. Any eligible company resulting from a split that has no available market price after 20 business days will be removed. If a split results in the inclusion of an ineligible non-equity security, such security will remain in the UKX for two trading days and then be removed. If a constituent is delisted or ceases to have a firm quotation, it will be removed from the list of constituents and be replaced by the highest ranking eligible company as at the close of the index calculation two days prior to the deletion.

Capitalization Adjustments

A premium listed secondary line of a company will be considered for index inclusion if its total market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded, is greater than 25% of the total market capitalization of the company’s principal line and the secondary line is eligible, in its own right. Should the total market capitalization of a secondary line fall below 20% of the total market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the UKX unless its total market capitalization remains above the qualification level for continued inclusion as a

Capped Notes	TS-21

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
constituent of the UKX at that review. Where a company has partly paid shares, these shares, together with the outstanding call(s), are both included in the UKX. Warrants to purchase ordinary shares and convertible securities are not included in the UKX until the quarterly review after they have been exercised or converted.

Share Weighting Changes — For the purposes of computing the UKX, the number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The data for free float and share changes prior to the quarterly free-float and share changes cut-off date will be taken.
If a corporate action is applied to a constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action. Share and free float changes will be implemented outside of the quarterly update cycle if primary offerings of new shares or secondary offerings of existing shares results in (i) a $1 billion investable market capitalization change, or (ii) a 5% change in index shares and a $250 million investable market capitalization change. Typically, changes will be implemented after the close on the day that the subscription periods close. If discovery of the event occurs more than two days after the close of the subscription period, the changes will be deferred until the next quarterly review.

Shares in Issue Increase — When a company increases the number of shares it has in issue, the market capitalization of that company increases and the total market capitalization will rise accordingly. The index divisor is adjusted to maintain a constant index value.

Weighting Amendments — The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the UKX from changing due to such an event, all corporate actions which affect the market capitalization of the UKX require an offsetting divisor adjustment. By adjusting the divisor, the value of the UKX remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.

Type of Corporate Action	Adjustment	Adjustment to Divisor
Issue of new shares	Share weighting increased	Yes
Share repurchase	Share weighting decreased	Yes
Bonus issued or stock split	Share weighting and share price adjusted according to the terms of the split	No

Rights Issues — A rights issue is where a company raises new capital by offering shareholders additional shares at a set ratio with a discount to the market price. The rights become attached to the shares on a set date—the ex-date. On this date, the price of the company’s underlying shares will fall by the value of the rights. The effect of the rights issue is to increase the market capitalization of the company by the value of the additional shares created by the rights issue less the value of the fall in the share price. The share weighting of the company and index divisor are also adjusted to prevent the index falling in line with the reduction in the share price on the ex-date.

In the event that the market price is equal to or below the rights offer price at the close of business immediately before trading ex-dividend, no adjustments will be made. In this circumstance, any resulting new shares will only be added to the index weighting once the take-up proportion is known and together with any associated change to the company’s free float. If the rights issue is highly dilutive and the ratio is greater than ten to one, FTSE will include the new shares on a separate temporary line to reflect the market value of the right (together with a temporary line fixed at the value of the outstanding rights subscription price) until the end of the subscription period, at which point the temporary lines will be deleted and the new shares will be merged into the existing share line. In the event the rights issue involves non-equity and the value of the right cannot be determined, there will be no adjustment to the parent stock on the ex-date. The rights line will be included in the index at a value of zero on the ex-date (with no inclusion of the cash call value). If the rights line trades, it will be deleted at the market price after two days. If it does not trade, it will be deleted at a value of zero.

Market Disruption

If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when the index is being calculated, the index will be declared indicative (e.g. normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE. The Committee must be satisfied that an accurate and reliable price for the purposes of determining the market value of a company exists. The Committee may exclude a security from the UKX should it consider that an “accurate and reliable” price is not available.

FTSE will follow the steps set out in the FTSE Russell Index Recalculation Guidelines when determining whether an index or an index series should be recalculated and/or associated data products reissued as a result of an inaccuracy.

Capped Notes	TS-22

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The following graph shows the daily historical performance of the UKX in the period from January 1, 2012 through January 7, 2022. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On January 7, 2022, the closing level of the UKX was 7,485.28.
Historical Performance of the FTSE® 100 Index
This historical data on the UKX is not necessarily indicative of the future performance of the UKX or what the value of the notes may be. Any historical upward or downward trend in the level of the UKX during any period set forth above is not an indication that the level of the UKX is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the UKX.
License Agreement
The notes are not in any way sponsored, endorsed, sold or promoted by FTSE or by the Exchange or by The Financial Times Limited (“FT”) and neither FTSE or Exchange or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE® 100 Index and/or the figure at which the said FTSE® 100 Index stands at any particular time on any particular day or otherwise. The FTSE® 100 Index is compiled and calculated solely by FTSE. However, neither FTSE or the Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE® 100 Index and neither FTSE or the Exchange or FT shall be under any obligation to advise any person of any error therein. “FTSE100” is a trademark of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE under license. “All-World” is a trademark of FTSE.

Capped Notes	TS-23

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The Nikkei Stock Average Index
The NKY was developed by Nikkei Inc. and is calculated, maintained and published by Nikkei Digital Media, Inc. a wholly owned subsidiary of Nikkei Inc. The index is reported by Bloomberg L.P. under the symbol “NKY.”
The NKY is a stock index that measures the composite price performance of selected Japanese stocks. The formal name of the NKY is the Nikkei Stock Average. The NKY is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY. Nikkei Inc. was first calculated and published by the NKY beginning in 1970; prior to 1970, the TSE calculated the NKY.
The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:
•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, and Auto Parts, Precision Instruments, Telecommunications;
•	Financials — Banks, Other Financial Services, Securities, Insurance;
•	Consumer Goods — Fishery, Food, Retail, Services;
•	Materials — Mining, Textiles & Apparel, Paper and Pulp, Chemicals, Petroleum, Rubber, Glass & Ceramics, Steel, Nonferrous Metals, Trading Companies;
•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing, Real Estate; and
•	Transportation and Utilities — Railroads and Buses, Land Transport, Marine Transport, Air Transport, Electric Power, Gas.
Calculation of the NKY
The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the presumed par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is currently calculated once every 5 seconds during TSE trading hours.
In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.
Standards for Listing and Maintenance
The membership of the index is reviewed once per year. A Nikkei Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the  Nikkei  Underlying  Stocks, including the merger of the issuer with, or acquisition of the issuer by, another company, the delisting of the stock, or the transfer of such stock to the Second Section. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. Replacements are generally chosen by the liquidity of companies in the same sector as the deleted company.
Property Rights and Disclaimers
The Nikkei Stock Average is an intellectual property of Nikkei Inc. “Nikkei,” “Nikkei Stock Average,” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the NKY. Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc. calculates and disseminates the NKY under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively the “Nikkei Index Sponsor.”
The notes are not in any way sponsored, endorsed or promoted by the Nikkei Index Sponsor. The Nikkei Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by the Nikkei Index Sponsor. However, the Nikkei Index Sponsor shall not be liable to any person for any error in the NKY and the Nikkei Index Sponsor shall not be under any obligation to advise any person, including a purchase or vendor of the notes, of any error therein.

Capped Notes	TS-24

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
In addition, the Nikkei Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.
The following graph shows the daily historical performance of the NKY in the period from January 1, 2012 through January 7, 2022. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On January 7, 2022, the closing level of the NKY was 28,478.56.
Historical Performance of the Nikkei Stock Average
This historical data on the NKY is not necessarily indicative of the future performance of the NKY or what the value of the notes may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the NKY.

License Agreement
Royal Bank has entered into a non-exclusive license agreement with Nikkei, which will allow us and our affiliates, in exchange for a fee, to use the NKY in connection with this offering. We are not affiliated with Nikkei; the only relationship between Nikkei and us will be the licensing of the use of the NKY and trademarks relating to the NKY.
Nikkei is under no obligation to continue the calculation and dissemination of the NKY. The notes are not sponsored, endorsed, sold or promoted by Nikkei. No inference should be drawn from the information contained in this document that Nikkei makes any representation or warranty, implied or express, to us, any holder of the notes or any member of the public regarding the advisability of investing in securities generally, or in the notes in particular, or the ability of the NKY to track general stock market performance.
Nikkei determines, composes and calculates the NKY without regard to the notes. Nikkei has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the NKY. Nikkei is not responsible for, and has not participated in the determination of, the terms, prices or amount of the notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the notes payable at maturity. Nikkei has no obligation or liability in connection with the administration, marketing or trading of the notes.
Nikkei disclaims all responsibility for any errors or omissions in the calculation and dissemination of the NKY or the manner in which the NKY is applied in determining any level of the NKY or any amount payable on the Securities.
NIKKEI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NKY OR ANY DATA INCLUDED IN THE NKY.  NIKKEI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.
“Nikkei®” is a trademark of Nikkei. The notes are not sponsored, endorsed, sold or promoted by Nikkei, and Nikkei makes no representation regarding the advisability of investing in the notes.
The Swiss Market Index
The Swiss Market Index (the “SMI”):
•	was first launched with a base level of 1,500 as of June 30, 1988; and
•	is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “SIX Exchange”).

Capped Notes	TS-25

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the Swiss Stock Exchange. The Management Committee of SIX Swiss Exchange is supported by an Index Commission (advisory board) in all index-related matters, notably in connection with changes to the index rules and adjustments, additions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.
Index Composition and Selection Criteria
The SMI is comprised of the 20 highest ranked stocks traded on the Swiss Stock Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies; however, in some cases, foreign issuers with a primary listing on the Swiss Stock Exchange or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the Swiss Stock Exchange may be included.
The ranking of each security is determined by a combination of the following criteria:
•
average free-float market capitalization over the last 12 months (compared to the capitalization of the Swiss Performance Index, which serves as a benchmark for the overall Swiss equity market and as the index universe for the Swiss Market Index), and

•	cumulative on order book turnover over the last 12 months (compared to the total turnover of the Swiss Performance Index).

The SMI is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. For companies that were listed during the last 12 months, the cumulated on order book turnover generally excludes the first five trading days in the calculation. The ordinary index reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists based on the average free-float market capitalization and cumulative on order book turnover over the last 12 months are also published at the cut off dates of March 31, September 30 and December 31.
The 18 securities with the highest rank are selected for inclusion in the Swiss Market Index. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22 current components are selected with priority over the other securities. New components out of the buffer are selected until 20 components have been reached.
If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the SIX Swiss Exchange, it will not be included in the Swiss Market Index unless it satisfies an additional liquidity criteria. For this purpose, all the components of the Swiss Performance Index are ranked based on their cumulated on order book turnover over the past 12 months relative to the total turnover of the Swiss Performance Index. Such a security must rank at least 18 or better in terms of the cumulated on order book turnover over the past 12 months, and if it ranks 23 or lower, it will be automatically excluded from the Swiss Market Index (i.e., without considering its free float).
Index Maintenance
Constituent Changes. In the case of major market changes as a result of corporate actions, the Management Committee of SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the SMI outside of the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the SMI are no longer fulfilled. As a general rule, extraordinary acceptances into the SMI take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the fifth trading day prior to the end of November cannot be included until the following March). If a delisting has been confirmed, it will be removed from the index at the next upcoming ordinary quarterly adjustment date (March, June, September and December), with a notice period of at least five days. If a delisted company is removed before the ordinary index review, it will be replaced by the highest ranked candidate on the selection list which is not yet part of the index in order to maintain 20 components.
Number of Shares and Free Float. The securities included in the SMI are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for purposes of index calculation.
Shares held deemed to be in firm hands are shareholdings that have been acquired by one person or a group of persons in companies domiciled in Switzerland and which, upon exceeding 5%, have been reported to the SIX Exchange. Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company, are also deemed to be in firm hands.
For the calculation of the number of shares in firm hands, the SIX Exchange may also use other sources than the reports submitted to it. In particular, the SIX Exchange may use data gained from issuer surveys that it conducts itself.
In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating regardless whether a report has been made to the SIX Exchange. The SIX Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

Capped Notes	TS-26

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (“Partizipationsscheine”) and bonus certificates (“Genussscheine”) is taken into full account in calculating the SMI because it does not confer voting rights.
The number of securities in the SMI and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are pre-announced at least one month before the adjustment date, although the index sponsor reserves the right to take account of recent changes before the adjustment date in the actual adjustment, so the definite new securities are announced five trading days before the adjustment date.
In order to avoid frequent slight changes to the weighting and to maintain the stability of the SMI, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively and is in conjunction with a corporate action. Such an adjustment takes effect after a notification period of two trading days based on the information available.
After a takeover, the index sponsor may, in exceptional cases, adjust the free float of a company upon publication of the end results after a five-day notification period or may exclude the security from the relevant index family. When an insolvency has been announced, an extraordinary adjustment will be made and the affected security will be removed from the SMI after five trading days’ notice.
The index sponsor reserves the right to make an extraordinary adjustment, in exceptional cases, without observing the notification period.
Capped Weightings and Intra-Quarter Breaches. The weight of any index constituent that exceeds a weight of 18% within the Swiss Market Index is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such constituent’s free float market capitalization. A constituent’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other index constituents. The constituents are also capped to 18% as soon as two index constituents exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, the new capping factors are implemented after the close of the following trading day. The weights of the largest components are therefore set again to be around 18% at the subsequent market open. If an issuer is represented in the Swiss Market Index by more than one security, the free float market capitalization of those securities is cumulated for the calculation of the capping factors.
Index Calculation
The index sponsor calculates the SMI using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:
Swiss Market Index (SMI®) =	Free Float Market Capitalization of the Swiss Market Index Divisor

The “free float market capitalization of the SMI®” is equal to the sum of the product of the last-paid price, the number of shares, the free-float factor, the capping factor  and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any SMI component stock price is unavailable on any trading day, the index sponsor will use the last reported price for such component stock. Only prices from the SIX Exchange’s electronic order book are used in calculating the SMI.
Divisor Value and Adjustments
The divisor is a technical number used to calculate the index and is adjusted to reflect changes in market capitalization due to corporate events.
Below are common corporate events and their impact on the divisor of the index.
Event	Divisor Change?
Regular cash dividend	No
Share Split	No
Rights Issue	If the rights issue is used to raise capital, the divisor increases. If the rights issue is used to return capital, the divisor decreases.

Merger & Acquisition Activities

Mergers and acquisitions are corporate actions that go along with a change to the ownership structure of one or more companies. This can result in the disappearance of the involved companies and in the creation of a new company (merger) or in the integration of one company into the other (acquisition). Therefore, the corporate action may lead to a new listing or to a delisting which results in an

Capped Notes	TS-27

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
adjustment of the index composition. In both cases, a change in the number of shares or the free float factor are to be considered, which result in a change of the component’s weight.

Spinoff

A spinoff takes place if a company divests parts of its business into a new company and lists its shares. The shares of this newly created company are equally distributed to the shareholders of the existing company. Therefore, in principle, a spinoff is treated like an extraordinary payment. However, there is no market price available at the ex-date of the spinoff. In order to receive such a market price, the company spun off is retained in the index during the ex-date. The opening price will be 0. The instrument is added to the Swiss Market Index at the ex-date with a price of 0. The adjustments using the market value are effective the first trading day after the ex-date based on the closing values of the ex-date.

The index sponsor reserves the right to respond to any other corporate events with divisor adjustments or, in extraordinary circumstances, to depart from the provisions set forth above.
Capped Notes	TS-28

Capped Notes Linked to a Global Equity Index Basket, due January , 2026

The following graph shows the daily historical performance of the SMI in the period from January 1, 2012 through January 7, 2022. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On January 7, 2022, the closing level of the SMI was 12,797.94.
Historical Performance of the Swiss Market Index
This historical data on the SMI is not necessarily indicative of the future performance of the SMI or what the value of the notes may be. Any historical upward or downward trend in the level of the SMI during any period set forth above is not an indication that the level of the SMI is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the SMI.

License Agreement
The notes are not in any way sponsored, endorsed, sold or promoted by the SIX Swiss Exchange Ltd and the SIX Swiss Exchange Ltd makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Swiss Market Index and/or the figure at which the Swiss Market Index stands at any particular time on any particular day or otherwise. However, the SIX Swiss Exchange Ltd shall not be liable (whether in negligence or otherwise) to any person for any error in the Swiss Market Index and the SIX Swiss Exchange Ltd shall not be under any obligation to advise any person of any error therein.
® SIX Group, SIX Swiss Exchange, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Swiss Exchange Ltd. Their use is subject to a license.

Capped Notes	TS-29

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The S&P/ASX 200 Index
The S&P®/ASX 200 Index (the “AS51”):
•	was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by its current index sponsor on April 3, 2000; and
•	is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC, a part of McGraw Hill Financial (“S&P”).

The AS51 includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange (“ASX”) by market capitalization. As discussed below, the AS51 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX. All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the AS51. Hybrid stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion.
The AS51 is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization.  Constituent companies for the AS51 are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 index stocks may be selected.
The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, the latest available shares on issue and the investable weight factor (the “IWF”), are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.
Information regarding the AS51 may be found on S&P’s website.  That information is updated from time to time on that website.  Please note that information included in that website is not included or incorporated by reference in this document.
Number of Shares
When considering the index eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.
Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (“CDIs”) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the AS51 to be increasingly reflective of the Australian market.
The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a three-month period.
Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.
IWF
The index is float-adjusted, meaning that the share counts used in calculating the index reflect only those shares available to investors, rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share holdings with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in index calculations (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies and independent foundations not associated with the company).

The exclusion is accomplished by calculating an investable weight factor (IWF) for each stock that is included in the index as follows:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Capped Notes	TS-30

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
A company must have a minimum IWF of 0.3 to be eligible for inclusion in the index; however, an IWF at or above 0.3 is not necessary for ongoing index membership.
IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.
Liquidity Test
Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months) relative to the market capitalization weighted average of the stock median liquidities of the 500 constituents of the All Ordinaries index, another member of the S&P®/ASX index family.
Index Maintenance
S&P rebalances constituents quarterly to ensure adequate market capitalization and liquidity using the previous six months’ data to determine index eligibility. Quarterly review changes take effect the third Friday of March, June, September and December. Eligible stocks are considered for index inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P®/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the AS51, provided that liquidity hurdles are met. Stocks that fail the relative liquidity criteria are typically removed from the float-adjusted market capitalization rankings.
In order to limit the level of index turnover, eligible non-constituent securities will generally only be considered for index inclusion once a current constituent stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing.
Between rebalancing dates, an index addition is generally made only if a vacancy is created by an index deletion. Index additions are made according to float-adjusted market capitalization and liquidity. An initial public offering is added to the AS51 only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.
Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the AS51 will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers and acquisitions are removed from the AS51 at the cash offer price for cash-only offers. Otherwise, the best available price in the market is used.
Share numbers and IWFs for index constituents are updated quarterly in accordance with S&P Dow Jones Indices’ Equity Policies & Practices Methodology, which is available on the index sponsor’s website. The share count for each index constituent is reviewed quarterly, and is rounded to the nearest thousand for domestic Australian stocks.

Share updates for non-Australian-domiciled securities will take place at each quarterly rebalancing.  The update to the number of shares outstanding will only take place when the three-month average of CDIs or the total securities held in the Australian branch of issuer sponsored register (where supplied) and in CHESS, on the rebalancing reference date, differs from the current number of shares used by 5% or more.

Intra-Quarter Changes to the Number of Shares of a Constituent
Certain changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, non-material merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule.
Accelerated Implementation Rule
1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:
(a) at least US $150 million, and
(b) at least 5% of the pre-event total shares.
In addition to the materiality threshold, public offerings must satisfy the following conditions:
•            be underwritten.
•            have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•            have a publicly available confirmation from an official source that the offering has been completed.

Capped Notes	TS-31

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and US $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.
2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced by S&P.
Exception to the Accelerated Implementation Rule
For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.
All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.
Announcement Policy
For accelerated implementation, S&P will provide two (2) business days’ notice for all non-US domiciled stocks, and one (1) business days’ notice for all US domiciled stocks.
IWF Updates
Accelerated implementation for events less than US $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review. For accelerated implementation of events of at least US$1 billion, any change in a company’s IWF will include the latest share and ownership information publicly available at the time of the announcement.
IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.
Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.
Other than the situations described above, please note that IWF changes are only made at the annual IWF review.
Share Updates
When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float- adjusted shares. However, in such instances, S&P will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%.
For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.
Changes to share counts that total less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September, and December.
Exceptions:
Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.
Rebalancing Guidelines – Share/IWF Freeze
A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data is released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e. the third Friday of the rebalancing month).
During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. All changes that qualify for accelerated implementation scheduled to be effective during the share/IWF freeze period will instead be announced on the third Friday of the rebalancing month, and implemented five business days after the quarterly rebalancing effective date.

Capped Notes	TS-32

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
Index Calculation

The AS51 Index is calculated using a base-weighted aggregate methodology. The value of the AS51 on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the price of each stock in the AS51 Index times the number of shares of such stock included in the AS51 times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.

In order to prevent the value of the AS51  from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment. This helps maintain the value of the index and ensures that the movement of the AS51  does not reflect the corporate actions of the individual companies that comprise the AS51 Index.

The table below summarizes the types of index adjustments and their consequences under the index methodology:

Corporate Action	Treatment
Company addition/deletion
Addition
Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.
Deletion
The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization.

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. The stock price is adjusted by the split ratio. There is no change to the index market capitalization and no divisor adjustment.
Spin-off
The spin-off is added to the index on the ex-date at a price of zero. The spin-off index shares are based on the spin-off ratio. On the ex-date, the spin-off will have the same attributes as its parent company, and will remain in the index for at least one trading day. As a result, there will be no change to the index divisor on the ex-date.
If the spin-off is ineligible for continued inclusion, it will be removed after the ex-date. The weight of the spin-off being deleted is reinvested across all the index components proportionally such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result, there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment.
Rights offering
All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Recalculation Policy
S&P reserves the right to recalculate and republish the S&P®/ASX 200 Index at its discretion in the event one of the following issues has occurred:
•	incorrect or revised closing price of one or more constituent securities;
•	missed corporate event;
•	incorrect application of corporate action or index methodology;

Capped Notes	TS-33

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
•	late announcement of a corporate event; or
•	incorrect calculation or data entry error.
The decision to recalculate the index is made at the discretion of S&P’s index manager and/or the S&P’s Australian Index Committee (the “ASX Committee”), as further discussed below.  The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision.  In the event of one of the above events, other than as described in the third bullet, the index manager may, at his or her discretion, recalculate the index without involving the ASX Committee.  If such event is discovered beyond the two trading day period, the ASX Committee shall decide whether the index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the ASX Committee shall determine whether or not to recalculate the index following specified guidelines. If the index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions
Prices used to calculate the index are obtained from IDC and Refinitiv. If the relevant exchange suffers a failure or interruption, real-time calculations are halted until the exchange confirms that trading and price dissemination has resumed.

If the interruption is not resolved before the market close and the exchange publishes a list of closing prices, those prices are used to calculate the closing value of the index. If no list is published, the last trade for each security before the interruption is used to calculate the closing value of the index. If no trades were reported for a security, the previous close adjusted for corporate actions is used for index calculation.

In extreme circumstances, S&P may decide to delay index adjustments or not publish the index.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

In the event of an unexpected exchange closure, S&P uses the following guidelines:

•	if an unexpected exchange closure occurs prior to the open of trading and it is indicated that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday.

•
if a market disruption occurs intraday, S&P will wait for the impacted exchange to publish a list of closing prices, which will then be used to calculate the closing index values. If no list is published, the last trade for each security before the interruption is used to calculate the index closing value. If no trades were reported for a security, the previous closing price, adjusted for corporate actions, is used for index calculation.

Capped Notes	TS-34

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The following graph shows the daily historical performance of the AS51 in the period from January 1, 2012 through January 7, 2022. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On January 7, 2022, the closing level of the AS51 was 7,453.347.
Historical Performance of the S&P/ASX 200 Index
This historical data on the AS51 is not necessarily indicative of the future performance of the AS51 or what the value of the notes may be. Any historical upward or downward trend in the level of the AS51 during any period set forth above is not an indication that the level of the AS51 is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the AS51.

License Agreement
The S&P®/ASX 200 Index is published and maintained by the S&P Australian Index Committee (the “ASX Committee”), a team of representatives from both Standard & Poor’s and the Australian Stock Exchange. The S&P®/ASX 200 Index is composed of the S&P®/ASX 100 stocks plus an additional 100 stocks selected by the ASX Committee.  The S&P®/ASX 200 Index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size.  Additional information concerning the S&P®/ASX 200 Index may be obtained from the Australian Stock Exchange website at www.asx.com.au. We are not incorporating by reference the website or any material it includes in this document.

Capped Notes	TS-35

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
The FTSE® China 50 Index

The FTSE® China 50  Index (the “XIN0I”) is designed to represent the performance of the Chinese companies that are listed on the Stock Exchange of Hong Kong Ltd (“HKSE”).

Composition of the FTSE® China 50 Index

The XIN0I is currently based on the 50 largest and most liquid Chinese stocks (called “H” shares, “Red Chip” shares and “P Chip” shares), listed and trading on HKSE.

“H” shares are securities of companies incorporated in the People’s Republic of China (“PRC”) and traded on the HKSE.

“Red Chip” shares are securities of companies incorporated outside of the People’s Republic of China that trade on HKSE and that are substantially owned directly or indirectly by Mainland China state entities with the majority of their revenue or assets derived from Mainland China. A company must satisfy the following criteria to have its shares be assessed as “Red Chip”:

•	The company is incorporated outside the PRC; and
•	The company is listed on the HKSE; and
•	Over 55 per cent of the revenue or assets of the company are derived from the PRC; and
•	The actual controller of the company (if available) is a Chinese state entity; or
•
The company is controlled by Chinese state entities, i.e. the government, provinces or municipalities, through strategic holdings which, in aggregate, total more than 30 per cent of its voting rights (when there is no actual controller reported).

An existing “Red Chip” company which fails one or more of the above mentioned criteria will cease to be classified as a “Red Chip”.

“P Chip” shares are securities of companies (other than a Red Chip company) incorporated outside of the People’s Republic of China and traded on HKSE, but are controlled by Mainland Chinese companies and individuals, with the establishment and origins of the companies in Mainland China and with a majority of their revenue or assets derived from Mainland China. A company must satisfy the following criteria to have its shares be assessed as “P Chip”:

•	The company is incorporated outside the PRC; and
•	The company is listed on the HKSE; and
•	Over 55 per cent of the revenue or assets of the company are derived from the PRC; and
•	The company is controlled by mainland Chinese companies or individuals and its establishment and origin are in mainland China.

An existing “P Chip” company which fails one or more of the abovementioned criteria or meets the definition of a “Red Chip” company, will cease to be classified as a “P Chip”. In cases where the data could support an assignment as either a “Red Chip” or a “P Chip”, such company will be classified as “Red Chip”.

Standards for Admission and Exclusion

Currently, only H shares, P Chip shares and Red Chip shares are eligible for inclusion in the XIN0I. Each constituent must also be a current constituent of the FTSE All-World Index, a market-capitalization weighted index representing the performance of large- and mid-capitalization developed and emerging markets stocks covering 90-95% of the investable market capitalization globally. Companies whose business is that of holding equity and other investments (e.g., Investment Trusts) are not eligible for inclusion. Newly eligible P Chip shares whose associated “N” shares are already included in the FTSE All-World Index will be eligible for inclusion in the XIN0I at the next quarterly review after a minimum 3-month trading period.  “N” shares are securities of companies controlled by mainland Chinese companies or individuals, with the establishment and origins in mainland China and incorporated outside of the PRC and traded on the New York Stock Exchange (“NYSE”), The Nasdaq Stock Market or the NYSE American, with a majority of their revenue or assets derived from Mainland China.

Securities must be sufficiently liquid to be traded; therefore, the following criteria, among others, are used to ensure that illiquid securities are excluded:

Price. There must be an accurate and reliable price for the purposes of determining the market value of a company.

Liquidity. Each security will be tested for liquidity on a semi-annual basis in March and September by calculation of its monthly median of daily trading volume as part of the FTSE All-World Index review. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test. For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for

Capped Notes	TS-36

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
more than half of the days in a month will have a zero median trading volume for that month. Any period of suspension will not be included in the test. The liquidity test will be applied on a pro-rata basis where the testing period is less than 12 months.

Turnover. A non-constituent which does not turnover at least 0.05% of their shares in issue (after the application of any free float weightings) based on their median daily trading volume per month in ten of the twelve months prior to a full market review, will not be eligible for inclusion in the Index. An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trading volume per month for at least eight of the twelve months prior to a full market review will be removed from the Index.

New Issues. New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their free float adjusted shares based on their median daily trading volume each month, on a pro rata basis since listing. When testing liquidity the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period.

Trading Screen. Existing and non-constituent securities, which have not traded on 60 or more trading days during the past year (up to and including the review cut-off date), will not be eligible for index inclusion. Regular/ad-hoc market holidays and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. All standard trading days will be incorporated within the calculation (Friday and Sundays as appropriate). Ad-hoc non-standard trading days will not be incorporated within the calculation. If a security does not have a full year of trading, the 60 day period will be pro-rated according to the number of available trading days passed since its listing. Where a pro-rata calculation is necessary, the number of available trading days on the underlying market during the previous year up to and including the review cut-off date will be used as the basis of the calculation. A security that has been removed from the XIN0I as a result of this screen will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility, it will be treated as a new issue.

The XIN0I is managed by FTSE International Limited and subject to the oversight of an advisory committee, the FTSE Russell Asia Pacific Regional Equity Advisory Committee. The FTSE Russell Asia Pacific Regional Equity Advisory Committee is responsible for undertaking the periodic review of the XIN0I ground rules and for considering changes of the ground rules.

Calculation of the FTSE® China 50 Index

The XIN0I is calculated using a free float index calculation methodology of the FTSE Group. The XIN0I is calculated using the following formula:

Where “i” is a number from 1 to “N”, “N” is the number of securities in the XIN0I, “pi” is the latest trade price of the component security “i,” “ei” is the exchange rate required to convert the security’s home currency into the FTSE® China 50  Index’s base currency, “si” is the number of shares of the security in issue, “fi” is the free float factor published by FTSE, to be applied to such security to allow amendments to its weighting, “ci” is the capping factor published by FTSE at the most recent quarterly review of the XIN0I, and “d” is the divisor, a figure that represents the total issued share capital of the XIN0I at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the XIN0I. The capping factor serves to limit the weight of any individual company to no more than 9% of the XIN0I and to limit the aggregate weight of all companies that have a weight greater than 4.5% to no more than 38% of the XIN0I.

The XIN0I uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. FTSE excludes from free floating shares: (i) shares held by public companies or by non-listed subsidiaries of public companies; (ii) shares held by directors, senior executives and managers of the company and/or their families, direct relations or affiliated companies; (iii) shares held within employee share plans; (iv) government holdings; (v) shares subject to foreign ownership limits; (vi) shares held by strategic investors; (vii) shares subject to lock-in clauses (for the duration of the lock-up); (viii) shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted; (ix) shares that are non-negotiable which are held by companies that have not converted these shares following the A Share reform and (x) non-tradable A Shares subject to a lock-in (until the lock-in expires and the shares are freely tradable on the exchange).

Free float is calculated using available published information rounded up to 12 decimal places. Companies with a free float of 5% or below are excluded from the XIN0I. In June, a constituent’s free float will be updated regardless of size. No buffers are applied.

Capped Notes	TS-37

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
Foreign ownership limits, if any, are applied after calculating the free float restriction. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.

The XIN0I is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the XIN0I. The constituents will be reviewed using data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Implementation of any changes takes place at the close of trading on the third Friday in March, June, September and December. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the XIN0I, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

The following graph shows the daily historical performance of the XIN0I in the period from January 1, 2012 through January 7, 2022. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On January 7, 2022, the closing level of the XIN0I was 16,414.26.
Historical Performance of the FTSE China 50® Index
This historical data on the XIN0I is not necessarily indicative of the future performance of the XIN0I or what the value of the notes may be. Any historical upward or downward trend in the level of the XIN0I during any period set forth above is not an indication that the level of the XIN0I is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the XIN0I.

License Agreement

The FTSE® China 50 Index has been developed solely by FTSE. The FTSE® China 50 Index is/are not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the FTSE® China 50 Index (the “Index”) vest in the relevant LSE Group company which owns the Index. “FTSE®” is a trade mark(s) of the relevant LSE Group company and is/are used by any other LSE Group company under license.

The Index is calculated by or on behalf of FTSE International Limited or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Index. The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the Index or the suitability of the Index for the purpose to which it is being put by RBC.

Capped Notes	TS-38

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
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the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

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a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

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a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Capped Notes	TS-39

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate which we refer to as our internal funding rate, which is the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-8 and “Use of Proceeds and Hedging” on page PS-16 of product supplement EQUITY INDICES LIRN-1.

Capped Notes	TS-40

Capped Notes Linked to a Global Equity Index Basket, due January , 2026
Summary of Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the prospectus dated September 14, 2021.
Summary of U.S. Federal Income Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
◾	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
◾
You agree with us (in the absence of a statutory, regulatory, administrative, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid cash-settled derivative contracts in respect of the Index.

◾
Under this characterization and tax treatment of the notes, a U.S. holder (as defined on page 42 of the prospectus) generally will recognize capital gain or loss upon the sale or maturity of the notes. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

◾	No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.  You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-28 of product supplement EQUITY INDICES LIRN-1.
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Capped Notes	TS-41